Exhibit 5.1

James W. Larimore Direct Tel.: (405) 239-6643 Direct Fax: (405) 272-5968	james.larimore@crowedunlevy.com

June 27, 2011

GMX Resources Inc.

One Benham Place, Suite 600

9400 North Broadway

Oklahoma City, Oklahoma 73114

Re:	GMX Resources Inc. Registration Statement on Form S-3 Relating to Resale of Common Stock

Ladies and Gentlemen:

We have acted as Oklahoma counsel to GMX Resources Inc., an Oklahoma corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale by the selling shareholders from time to time of up to 3,542,091 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the organizational and governing documents of the Company, each as amended to the date hereof, the Registration Statement (including the Exhibits thereto), such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others and such other documents, certificates and records as we have deemed necessary as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of the originals of the documents submitted to us, the conformity to the authentic original of any documents submitted to us as copies, and the authenticity of the originals of such latter documents. In making our examination of executed documents and documents to be executed, we have assumed that the parties thereto have or will have the corporate or partnership or other power to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite corporate or partnership or other action and the due execution and delivery by such parties of such documents. As to any facts material to the opinions expressed herein that were not independently established or verified by us, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

TULSA 500 KENNEDY BUILDING 321 SOUTH BOSTON AVENUE TULSA, OK 74103-3313 TEL: 918.592.9800 • FAX: 918.592.9801	OKLAHOMA CITY 20 NORTH BROADWAY, SUITE 1800 OKLAHOMA CITY, OK 73102-8273 TEL: 405.235.7700 • FAX: 405.239.6651	NORMAN THE HIPOINT OFFICE BUILDING 2500 SOUTH MCGEE, SUITE 140 NORMAN, OK 73072-6705 TEL: 405.321.7317 • FAX: 405.360.4002

www.crowedunlevy.com

GMX Resources Inc.

June 27, 2011

The opinions expressed above are limited by and subject to the following qualifications:

(a)	We express no opinion other than as to the laws of the State of Oklahoma.

(b)	In rendering the opinions expressed herein, we have assumed that no action that has been taken by the Company in connection with the matters described or referred to herein will be modified, rescinded or withdrawn after the date hereof.

(c)	This opinion letter is limited to the matters expressly stated herein, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof, and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours, Crowe & Dunlevy, A Professional Corporation

By:	/s/ James W. Larimore
James W. Larimore For the Firm